Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-275632) and Form S-8 (Nos. 333-233878, 333-256014, 333-264867, 333-272038 and 333-279356) of Exagen Inc. of our report dated March 11, 2025, relating to the financial statements, which appear in this Annual Report on Form 10-K.

/s/ BDO USA, P.C.

San Diego, California
March 11, 2025